Exhibit 99.2
Tianyin Reports Record Third Quarter 2010 Financial Results

Tianyin Pharmaceutical Co., Inc., (NYSE Amex: TPI), a biopharmaceutical company that specializes in the modernized traditional Chinese medicine ("TCM") and branded generics today announced fiscal results for its third quarter ended March 31, 2010.

Third quarter fiscal year 2010 ending March 31, 2010 financial highlights

 -- Q3 FY2010 revenue increased 60% year over year to $15.9 million, net Income Increased 53% to $2.9MM with EPS of $0.11 per share (basic), or $0.09 per share (diluted)

 -- Cash and cash equivalents were $23.3 million on March 31st, 2010

 -- Nine month 2010 Cash Flow from Operations Increased 95% year over year  to $8.6 million

 -- Sichuan Jiangchuan joint venture progress on schedule

 Q3 FY2010 Results

	Q3 FY2010	Q3 FY2009	YoY

Sales	$15.9 million	$10.1 million	+60%

Gross Profit	$8.4 million	$4.9 million	+71%

Net Income	$2.9 million	$1.9 million	+53%

EPS (Diluted)	$0.09	$0.08	+12%

Diluted Shares	31.6 million	24.8 million	+27%

 Nine Months FY2010 Results

	Nine Months	Nine Months	YoY

	Q3 FY2010	Q3 FY2009

Sales	$44.3 million	$29.6 million	+50%

Gross Profit	$23.2 million	$14.9 million	+55%

Net Income	$7.7 million	$5.7 million	+35%

EPS (Diluted)	$0.26	$0.23	+13%

Diluted Shares	29.9 million	24.7 million	+21%

Sales for 3Q FY2010 was $15.9 million, up 60.0% vs. $9.9 million for 3Q FY2009. Sales for the nine months ended March 31, 2010 were $44.3 million, as compared to total sales of $29.6 million for the nine months ended March 31, 2009, an increase of $14.7 million or 50%. The sales growth was primarily the result of the continuous channel expansion, market penetration and optimized usage of our expanded production facility. We expect greater unit sales as a result of the expansion of both our sales channels and sales force as we continue to implement our sales and marketing strategy.

Revenues from the our top selling products, Ginkgo Mihuan Oral Liquid (GMOL), Arpu Shuangxin Oral Liquid (ASOL), Xuelian Chongcao (XLCC) and Azithromycin Dispersible Tablets, were $8.8 million, representing 62.9% of the total quarterly revenue.

Cost of sales for the three months ended March 31, 2010 was $7.5 million or 47% of sales as compared to $5.1 million or 51% of sales for the three months ended March 31, 2009. Cost of sales for the nine months ended March 31, 2010 was $21.0 million or 47.5% of sales as compared to $14.7 million or 50% of sales for the nine months ended March 31, 2009. Our cost of sales consists of the raw material cost, labor, depreciation and amortization of manufacturing equipment and facilities, and other overhead. The improvement of our cost of sales was due to an increase in higher margin products in our sales mix along with enhanced cost control measures that yielded greater efficiencies during the manufacturing process.

Gross margin for the three months ended March 31, 2010 was 53% as compared to 49% for the three months ended March 31, 2009. This was achieved by optimizing portfolio with higher margin products, such as Ginkgo Mihuan Oral Liquid and Apu Shuangxin, while reducing the production of lower margin products, such as Qingrejiedu Oral Liquid and Hugan Tablets.

Operating expenses were $4.8 million for the three months ended March 31, 2010, as compared to $2.6 million for the three months ended March 31, 2009. Operating expenses were $13.7 million for the nine months ended March 31, 2010, as compared to $8.0 million for the nine months ended March 31, 2009, an increase of $5.8 million or 73%. The increase was primarily due to our recent sales and marketing strategy that increased our sales payroll and marketing expenses, along with the increased compensation expenses to external service providers.

Net income was $2.9 million for the three months ended March 31, 2010, as compared to net income of $1.9 million for the three months ended March 31, 2009, an increase of $1.0 million or 53%. Net income was $7.7 million for the nine months ended March 31, 2010, as compared to net income of $5.7 million for the nine months ended March 31, 2009, an increase of $1.9 million or 33%. The net income gain was primarily the result of increase in our revenue along with higher product margins.

Diluted earnings per share for the three months ended March 31, 2010 were $0.09, compared to $0.08 in the same period 2009, based on 31.6 million and 24.8 million shares for 2010 and 2009, respectively.

"Our steadfast efforts in sales expansion, market penetration, new production utilization and portfolio optimization were reflected by another quarter of solid growth in both top and bottom line." stated Dr. Jiang, Guoqing, Tianyin's Chief Executive Officer. "To fuel our future growth, we are continuing the Sichuan Jiangchuan Pharmaceutical Joint Venture (Jiangchuan) to produce macrolide antibiotics, which addresses a large and rapidly growing market in China. Our construction is progressing on schedule and we expect Jiangchuan to contribute to our growth starting fiscal 2011. Our 52 product portfolio featuring patented as well as modernized TCMs and branded generics that target a series of high incidence diseases with addressable billion dollar market. We believe that the favorable health care reform policies, along with growing disposable income, and urbanization of vast agricultural regions remain to be strong growth drivers for China’s pharmaceutical market."

Balance Sheet and Cash Flow

As of March 31, 2010, we had cash and cash equivalents of $23.3 million. Net cash generated from operating activities was $8.6 million for the nine months ended March 31, 2010 as compared to $4.4 million for the same period of 2009. The strong cash flow was primarily the result of revenue growth which led to an increased net income. We believe that Tianyin is adequately funded to meet all of our working capital and capital expenditure needs for 2010.

Net cash used in investing activities for the nine months ended March 31, 2010 and 2009 totaled $5.5 million and $5.2 million respectively. The increase was mainly due to our new drugs development and the construction of Jiangchuan production facility.

Business Development & Outlook

Progress update on Sichuan Jiangchuan Pharmaceutical (Jiangchuan):

Since our announcement of the Jiangchuan JV on October 29, 2009 focusing on the production of macrolide antibiotics, such as Azithromycin, one of the world's best-selling antibiotics. Jiangchuan holds a license from China’s SFDA to produce macrolide antibiotics and a related business license from the Industry and Commerce Bureau and Tax department. Tianyin owns 77% of the JV and plans to utilize Jianchuan as the foundation of a broader, longer term strategy to build a significant presence in the rapidly growing macrolide antibiotics market. Construction on a new production facility in Xinjin Industrial Development Area commenced January 8, 2010 with Phase I expected to be operational by August, 2010 and Phase II to be operational by the second half of 2010, with total anticipated capital expenditures of $20 million. Tianyin anticipates the revenue contribution from the initiative starting fiscal 2011.

Fiscal 2010 Guidance

The management reaffirms FY2010 guidance of $63 million and net income of $11 million, representing 48% and 40% year over year growth respectively.

Conference Call

Senior management of Tianyin will host a conference call to discuss its fiscal 2010 third quarter results at 9:00 a.m. ET on Wednesday, May 12, 2010.

Interested parties may access the call by dialing +1-877-941-4776 (U.S.), or +1-480-629-9762 (International). The conference ID is 4297414. It is advisable to dial in approximately 5-10 minutes prior to the start of the call.

A replay will be available through May 26, 2010 and can be accessed by dialing +1-800-406-7325 (U.S.), or +1-303-590-3030 (International), passcode 4297414

This call is being web cast by ViaVid Broadcasting and can be accessed at ViaVid's website at the following link: http://viavid.net/dce.aspx?sid=00007515

About Tianyin Pharmaceutical

Tianyin Pharmaceutical Co., Inc., headquartered in Chengdu, Sichuan Province of China, is a leading biopharmaceutical company that is engaged in the development, manufacturing, marketing and sale of modernized traditional Chinese medicines and branded generics, equipped with two state-of-the-art manufacturing facilities and an extensive nationwide sales and distribution network throughout China. Tianyin currently manufactures and markets a comprehensive portfolio of 52 products, of which 23 are listed in the highly selective National Medicine Catalog of the National Medical Insurance program, 7 are included in the essential drug list of China. Tianyin achieved 10 new drug approvals at SFDA in 2009 and has a pipeline of 12 products pending regulatory approval that target various indications with considerable market potential. Tianyin has an extensive nationwide distribution network with a sales force of 720 sales representatives out of totaled 1,365 employees. For more information about Tianyin, please visit http://www.tianyinpharma.com.

Safe Harbor Statement

The Statements which are not historical facts contained in this press release are forward-looking statements that involve certain risks and uncertainties including but not limited to risks associated with the uncertainty of future financial results, additional financing requirements, development of new products, government approval processes, the impact of competitive products or pricing, technological changes, the effect of economic conditions and other uncertainties detailed in the Company's filings with the Securities and Exchange Commission.

For more information, please contact:

     James Jiayuan Tong  M.D. Ph.D.

     Chief Financial Officer, Chief Business & Development Officer

     Director

     Tianyin Pharmaceutical Co., Inc.

     Web:   http://www.tianyinpharma.com

     Email: Dr.Tong@tianyinpharma.com

     Tel:   +86-28-8551-6696 (Chengdu, China)

              +1-949-350-6999 (U.S.)

              +86 134 36 550011 (China)

    Address:

     23rd Floor Unionsun YangKuo Plaza

     No 2 Block 3 South Renmin Road

     Chengdu, 610041

     China

Consolidated Balance Sheets
(Unaudited)

	March 31,	June 30,
	2010	2009
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$23,259,400	$12,352,223
Accounts receivable, net of allowance for doubtful accounts of $268,955
and $171,947 at March 31, 2010 and June 30, 2009, respectively	8,257,642	5,620,519
Inventory	3,622,666	3,808,289
Advance payments	381,420	1,188,115
Loan receivable	293,400	-
Other current assets	226,382	683,189
Total current assets	36,040,910	23,652,335

Property and equipment, net	14,571,130	9,642,526

Intangibles, net	15,312,832	12,037,483

Total assets	$65,924,872	$45,332,344

Liabilities
Current liabilities:
Accounts payable and accrued expenses	$1,831,973	$1,392,639
Accounts payable – construction related	2,888,303	-
Short-term bank loans	1,467,000	1,399,075
VAT taxes payable	546,893	458,930
Income taxes payable	686,441	490,514
Other taxes payable	17,083	11,890
Dividends payable	82,541	325,417
Other current liabilities	504,298	307,934
Total current liabilities	8,024,532	4,386,399

Equity
Stockholders’ equity:
Common stock, $0.001 par value, 50,000,000 shares authorized,
26,599,027 and 17,908,912 shares issued and outstanding at
March 31, 2010 and June 30, 2009, respectively	26,599	17,909
Series A convertible preferred stock, $0.001 par value, 10,000,000 shares authorized, 2,072,750 and 7,146,500 shares issued and
outstanding at March 31, 2010 and June 30, 2009, respectively	2,073	7,147
Additional paid-in capital	29,830,243	19,694,514
Statutory reserve	2,299,806	2,299,807
Treasury stock	(111,587)	(111,587)
Retained earnings	22,817,495	16,486,775
Accumulated other comprehensive income	2,598,009	2,551,380

Total stockholders’ equity	57,462,638	40,945,945

Noncontrolling interest	437,702	-

Total equity	57,900,340	40,945,945

Total liabilities and equity	$65,924,872	$45,332,344

Consolidated Statements of Operations and Comprehensive Income
(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	March 31,		March 31,
	2010	2009	2010	2009

Sales	$15,917,771	$9,929,301	$44,259,352	$29,593,109

Cost of sales	7,493,230	5,069,133	21,019,960	14,696,736

Gross profit	8,424,541	4,860,168	23,239,392	14,896,373

Operating expenses:
Selling, general and administrative	4,607,897	2,481,188	13,135,398	7,709,861
Research and development	218,515	86,495	608,385	253,353
Total operating expenses	4,826,412	2,567,683	13,743,783	7,963,214

Income from operations	3,598,129	2,292,485	9,495,609	6,933,159

Other income (expenses):
Interest income (expense), net	(3,845)	4,874	(23,840)	34,682
Other expenses	-	(20,821)	(39,510)	(75,515)
Total other expenses	(3,845)	(15,947)	(63,350)	(40,833)

Income before provision for income tax	3,594,284	2,276,538	9,432,259	6,892,326

Provision for income tax	686,161	380,521	1,767,852	1,148,197

Net income	2,908,123	1,896,017	7,664,407	5,744,129

Less: Net (loss) attributable to noncontrolling interest	(1,357)	-	(2,397)	-

Net income attributable to Tianyin	2,909,480	1,896,017	7,666,804	5,744,129

Other comprehensive income
Foreign currency translation adjustment	(155)	(50,359)	46,629	296,009

Comprehensive income	$2,909,325	$1,845,658	$7,713,433	$6,040,138

Basic earnings per share	$0.11	$0.10	$0.31	$0.29
Diluted earnings per share	$0.09	$0.10	$0.26	$0.23

Weighted average number of common shares
Outstanding
Basic	26,363,749	15,987,334	23,650,332	15,902,618
Diluted	31,631,330	15,987,334	29,931,923	24,980,236

Consolidated Statements of Cash Flows
(Unaudited)

	For the Nine Months Ended
	March 31,
	2010	2009
Cash flows from operating activities:
Net Income	$7,666,804	$5,744,129
Adjustments to reconcile net income to net cash
provided by (used in) operating activities:
Depreciation and amortization	678,372	355,933
Bad debt expense	96,734	-
Noncontrolling interest	(2,397)	-
Share-based payments	1,274,516	-
Loss on disposal of fixed assets	39,510	-
Changes in current assets and current liabilities:
Accounts receivable	(2,725,110)	(512,429)
Inventory	190,744	(1,095,822)
Other current assets	457,487	(312,467)
Accounts payable and accrued expenses	437,483	(76,119)
VAT taxes payable	87,300	46,066
Income tax payable	195,177	37,915
Other taxes payable	5,175	(31,085)
Other current liabilities	195,931	247,867
Total adjustments	930,922	(1,340,141)

Net cash provided by operating activities	8,597,726	4,403,988

Cash flows from investing activities:
Additions to property and equipment	(59,934)	(57,994)
Additions to construction in progress	(5,278,806)	(2,686,567)
Additions to intangible assets – approved drugs	(2,742,168)	(2,416,425)
Loan receivable	(293,280)	-
Accounts payable – construction related	2,887,122	-

Net cash used in investing activities	(5,487,066)	(5,160,986)

Cash flows from financing activities:
Proceeds from (repayment of) bank loans	65,988	(512,575)
Additional paid-in capital	8,864,825	-
Repayment of shareholder loans	-	(102,737)
Proceeds from minority shareholders	439,920	-
Payment of dividends	(1,577,068)	-

Net cash provided by (used in) financing activities	7,793,665	(615,312)

Effect of foreign currency translation on cash	2,852	48,831

Net increase (decrease) in cash and cash equivalents	10,907,177	(1,323,479)

Cash and cash equivalents – beginning	12,352,223	12,057,150

Cash and cash equivalents – ending	$23,259,400	$10,733,671

Supplemental schedule of non cash activities
Advance payments exchanged for intangible assets – drug	$807,986	$-